Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: David G. Mee Executive Vice President, Finance/Administration and Chief Financial Officer (479) 820-8363

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2017

■    Third Quarter 2017 Revenue:                    $1.84 billion; up 9%

■    Third Quarter 2017 Operating Income:   $165 million; down 10%

■    Third Quarter 2017 EPS:                            91 cents vs. 97 cents

LOWELL, ARKANSAS, October 13, 2017 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2017 net earnings of $100.4 million, or diluted earnings per share of 91 cents vs. third quarter 2016 net earnings of $109.4 million, or 97 cents per diluted share.

Total operating revenue for the current quarter was $1.84 billion, compared with $1.69 billion for the third quarter 2016. Load growth of 6% in Intermodal (JBI), a 14% increase in revenue producing trucks and improved asset productivity in Dedicated Contract Services (DCS)™ and a 17% increase in revenue per load in Integrated Capacity Solutions (ICS) contributed to the increase in consolidated revenue compared to prior year. Operating revenue growth was partially offset by a 7% decrease in load count in the Truck (JBT) business segment and the disruption caused by hurricanes Harvey, Irma and Maria. Current quarter total operating revenue, excluding fuel surcharges, increased 8% vs. the comparable quarter 2016.

Operating income for the current quarter totaled $165 million vs. $183 million for the third quarter 2016. Operating income decreased from third quarter 2016 primarily from increases in driver wages and recruiting costs, increased rail purchase transportation rates, higher insurance and claims costs, increased legal and consulting costs, higher equipment maintenance costs and acquisition and integration costs incurred by DCS with the purchase of Special Logistics Dedicated (SLD) that closed during the quarter.

Interest expense in the current quarter increased primarily from higher debt balances and higher interest rates compared to third quarter 2016. The effective income tax rate for the current quarter is 35.9%, compared to 38% in the third quarter 2016. We expect our 2017 annual tax rate to be approximately 35%.

Segment Information:

Intermodal (JBI)

■    Third Quarter 2017 Segment Revenue:    $1.05 billion; up 8%

■    Third Quarter 2017 Operating Income:    $109.1 million; down 7%

Overall volumes increased 6% over the same period in 2016. The Eastern network realized load growth of 2% and Transcontinental loads grew 8% over the third quarter 2016. The network disruption caused from hurricanes Harvey, Irma and Maria limited our ability to handle approximately 5,500 loads in the current period. Revenue increased 8% reflecting the 6% volume growth and an approximate 2% increase in revenue per load, which is the combination of changes in customer rate, freight mix and fuel surcharges. Revenue per load excluding fuel surcharges was flat compared to third quarter 2016.

Operating income decreased 7% over prior year. Benefits from improved volumes were offset by increased costs to attract, place and retain drivers; higher insurance and claims costs; increases in rail purchased transportation rates; increases in costs from inefficiencies due to rail congestion, rationalization and maintenance; and approximately $1.8 million in additional costs and inefficiencies in the dray and rail networks in areas directly affected by natural disasters. The current period ended with approximately 87,000 units of trailing capacity and 5,500 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■    Third Quarter 2017 Segment Revenue:     $438 million; up 11%

■    Third Quarter 2017 Operating Income:    $42.9 million; down 18%

DCS revenue increased 11% during the current quarter over the same period in 2016. Productivity (revenue per truck per week) increased by approximately 2% vs. 2016. Productivity excluding fuel surcharge revenue was flat from a year ago. Increased revenue from better integration of assets between customer accounts and customer rate increases was partially offset by lower productivity at new contracts implemented during the current quarter. A net additional 1,024 revenue producing trucks, 621 net additions sequentially from second quarter 2017 including 328 acquired in the SLD purchase, were in the fleet by the end of the quarter. Approximately 63% of these additions represent private fleet conversions versus traditional dedicated capacity services. Customer retention rates remain above 98%.

Operating income decreased by 18% from a year ago primarily from the timing between increasing driver wages and recovery through customer contracts, increased driver recruiting costs including the length of time to fill open trucks, increased insurance and claims costs, increased salaries and benefits costs, higher equipment ownership costs and approximately $1 million of excess costs associated with operations in the hurricane affected regions compared to the same period in 2016. During the current period, DCS incurred approximately $3 million in acquisition costs and $1.5 million in intangible asset amortization due to the purchase of SLD.

Integrated Capacity Solutions (ICS)

■   Third Quarter 2017 Segment Revenue:     $269 million; up 16%

■   Third Quarter 2017 Operating Income:    $ 7.3 million; down 14%

ICS revenue increased 16% in the current quarter vs. the third quarter 2016. Revenue per load increased 17% from increased spot market activity while load volumes decreased 1% vs third quarter 2016. While continuing to meet our customer commitments, increased spot market activity created a better balance between contractual and spot revenues. Contractual volumes represented approximately 65% of total load volume and 48% of total revenue in the current quarter compared to 75% and 64%, respectively, in third quarter 2016.

Operating income decreased 14% over the same period 2016. Gross profit margin was flat at 12.8% compared to the prior year as continued compression of gross margins in contractual business offset improvements in spot market gross margins. Higher year over year technology development costs and a higher number of branches open less than two years (23 vs.15) more than offset the increased revenue compared to a year ago. Total location count grew to 44 compared to 40 at the end of third quarter last year. ICS’s carrier base increased 10% and the employee count increased 17% vs. third quarter 2016.

Truck (JBT)

■   Third Quarter 2017 Segment Revenue:    $ 93 million; down 5%

■   Third Quarter 2017 Operating Income:    $ 5.7 million; up 12%

JBT revenue was down 5% from the same period in 2016. Revenue excluding fuel surcharge decreased 6%, primarily from a 7% decrease in load count from third quarter 2016. Revenue per load increased approximately 1% due to a 4% increase in rates per loaded mile offset by a 3% decrease in length of haul compared to a year ago. Comparable contractual customer rates were flat compared to the same period in 2016. At the end of the period, JBT operated 2,040 tractors compared to 2,183 a year ago.

Operating income increased 12% compared to third quarter 2016. Favorable changes from higher rates per loaded mile and lower insurance and claims costs were partially offset by increased driver wages and independent contractor costs per mile, a decrease in fleet size, lower tractor utilization from an increase in unseated trucks and higher equipment maintenance costs compared to third quarter 2016.

Cash Flow and Capitalization:

At September 30, 2017, we had a total of $1.08 billion outstanding on various debt instruments compared to $944 million at September 30, 2016 and $986 million at December 31, 2016.

Our net capital expenditures for the nine months ended September 30, 2017 approximated $330 million compared to $359 million for the same period 2016. At September 30, 2017, we had cash and cash equivalents of approximately $7.7 million. Other assets include approximately $55-$65 million of amortizable intangible assets related to the purchase of SLD.

We had no purchases of our common stock during the third quarter 2017. At September 30,2017, we had approximately $521 million remaining under our combined share repurchase authorizations. Actual shares outstanding at September 30, 2017 approximated 110 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2016. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended September 30
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,657,380		$1,538,701
Fuel surcharge revenues	185,954		151,958
Total operating revenues	1,843,334	100.0%	1,690,659	100.0%

Operating expenses
Rents and purchased transportation	947,145	51.4%	846,238	50.1%
Salaries, wages and employee benefits	408,340	22.2%	374,517	22.2%
Depreciation and amortization	95,959	5.2%	91,001	5.4%
Fuel and fuel taxes	87,006	4.7%	74,179	4.4%
Operating supplies and expenses	67,578	3.7%	62,191	3.7%
Insurance and claims	26,463	1.4%	21,862	1.3%
General and administrative expenses, net of asset dispositions	29,389	1.6%	21,025	1.1%
Operating taxes and licenses	10,744	0.6%	11,665	0.7%
Communication and utilities	5,738	0.3%	5,004	0.3%
Total operating expenses	1,678,362	91.1%	1,507,682	89.2%
Operating income	164,972	8.9%	182,977	10.8%
Net interest expense	8,310	0.4%	6,485	0.4%
Earnings before income taxes	156,662	8.5%	176,492	10.4%
Income taxes	56,277	3.1%	67,067	3.9%
Net earnings	$100,385	5.4%	$109,425	6.5%
Average diluted shares outstanding	110,628		113,363
Diluted earnings per share	$0.91		$0.97

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2017		2016
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$4,670,200		$4,448,709
Fuel surcharge revenues	529,208		385,688
Total operating revenues	5,199,408	100.0%	4,834,397	100.0%

Operating expenses
Rents and purchased transportation	2,624,707	50.5%	2,381,547	49.3%
Salaries, wages and employee benefits	1,178,524	22.7%	1,108,997	22.9%
Depreciation and amortization	281,198	5.4%	269,717	5.6%
Fuel and fuel taxes	246,725	4.7%	205,082	4.2%
Operating supplies and expenses	190,085	3.7%	173,222	3.6%
Insurance and claims	76,930	1.5%	58,384	1.2%
General and administrative expenses, net of asset dispositions	74,597	1.4%	61,570	1.3%
Operating taxes and licenses	32,329	0.6%	34,156	0.7%
Communication and utilities	16,337	0.3%	15,063	0.3%
Total operating expenses	4,721,432	90.8%	4,307,738	89.1%
Operating income	477,976	9.2%	526,659	10.9%
Net interest expense	22,521	0.4%	19,347	0.4%
Earnings before income taxes	455,455	8.8%	507,312	10.5%
Income taxes	154,499	3.0%	192,778	4.0%
Net earnings	$300,956	5.8%	$314,534	6.5%
Average diluted shares outstanding	111,154		113,709
Diluted earnings per share	$2.71		$2.77

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,048,187	57%	$969,654	57%
Dedicated	437,521	24%	393,770	23%
Integrated Capacity Solutions	269,451	14%	233,022	14%
Truck	92,632	5%	97,154	6%
Subtotal	1,847,791	100%	1,693,600	100%
Intersegment eliminations	(4,457)	(0%)	(2,941)	(0%)
Consolidated revenue	$1,843,334	100%	$1,690,659	100%

Operating income

Intermodal	$109,130	66%	$116,885	64%
Dedicated	42,867	26%	52,463	28%
Integrated Capacity Solutions	7,291	4%	8,516	5%
Truck	5,713	4%	5,080	3%
Other (1)	(29)	(0%)	33	0%
Operating income	$164,972	100%	$182,977	100%

	Nine Months Ended September 30
	2017		2016
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,986,746	57%	$2,798,284	58%
Dedicated	1,241,899	24%	1,134,861	23%
Integrated Capacity Solutions	701,335	14%	619,956	13%
Truck	280,895	5%	291,468	6%
Subtotal	5,210,875	100%	4,844,569	100%
Intersegment eliminations	(11,467)	(0%)	(10,172)	(0%)
Consolidated revenue	$5,199,408	100%	$4,834,397	100%

Operating income

Intermodal	$314,105	66%	$325,625	62%
Dedicated	136,195	29%	147,700	28%
Integrated Capacity Solutions	11,520	2%	30,186	6%
Truck	16,216	3%	23,112	4%
Other (1)	(60)	(0%)	36	0%
Operating income	$477,976	100%	$526,659	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2017	2016

Intermodal

Loads	516,260	489,109
Average length of haul	1,685	1,662
Revenue per load	$2,030	$1,983
Average tractors during the period *	5,461	5,279

Tractors (end of period)
Company-owned	4,768	4,568
Independent contractor	773	714
Total tractors	5,541	5,282

Net change in trailing equipment during the period	1,724	1,578
Trailing equipment (end of period)	87,305	82,821
Average effective trailing equipment usage	86,622	79,107

Dedicated

Loads	655,881	607,876
Average length of haul	177	177
Revenue per truck per week**	$4,196	$4,120
Average trucks during the period***	8,105	7,357

Trucks (end of period)
Company-owned	7,792	6,936
Independent contractor	55	22
Customer-owned (Dedicated operated)	549	414
Total trucks	8,396	7,372

Trailing equipment (end of period)	24,524	22,391
Average effective trailing equipment usage	24,914	22,939

Integrated Capacity Solutions

Loads	236,796	239,399
Revenue per load	$1,138	$973
Gross profit margin	12.8%	12.8%
Employee count (end of period)	899	769
Approximate number of third-party carriers (end of period)	54,900	50,100

Truck

Loads	90,520	97,052
Average length of haul	437	453
Loaded miles (000)	39,516	43,865
Total miles (000)	47,292	52,317
Average nonpaid empty miles per load	86.0	87.2
Revenue per tractor per week**	$3,524	$3,468
Average tractors during the period *	2,055	2,162

Tractors (end of period)
Company-owned	1,340	1,384
Independent contractor	700	799
Total tractors	2,040	2,183

Trailers (end of period)	7,538	7,572
Average effective trailing equipment usage	7,099	7,083

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2017	2016

Intermodal

Loads	1,484,138	1,424,733
Average length of haul	1,680	1,648
Revenue per load	$2,012	$1,964
Average tractors during the period *	5,301	5,206

Tractors (end of period)
Company-owned	4,768	4,568
Independent contractor	773	714
Total tractors	5,541	5,282

Net change in trailing equipment during the period	2,711	3,864
Trailing equipment (end of period)	87,305	82,821
Average effective trailing equipment usage	85,719	75,702

Dedicated

Loads	1,888,770	1,794,432
Average length of haul	178	175
Revenue per truck per week**	$4,156	$4,021
Average trucks during the period***	7,737	7,280

Trucks (end of period)
Company-owned	7,792	6,936
Independent contractor	55	22
Customer-owned (Dedicated operated)	549	414
Total trucks	8,396	7,372

Trailing equipment (end of period)	24,524	22,391
Average effective trailing equipment usage	24,126	22,657

Integrated Capacity Solutions

Loads	714,923	614,334
Revenue per load	$981	$1,009
Gross profit margin	12.9%	14.9%
Employee count (end of period)	899	769
Approximate number of third-party carriers (end of period)	54,900	50,100

Truck

Loads	283,053	288,392
Average length of haul	435	460
Loaded miles (000)	123,080	132,562
Total miles (000)	147,227	157,526
Average nonpaid empty miles per load	86.1	86.6
Revenue per tractor per week**	$3,484	$3,432
Average tractors during the period*	2,103	2,202

Tractors (end of period)
Company-owned	1,340	1,384
Independent contractor	700	799
Total tractors	2,040	2,183

Trailers (end of period)	7,538	7,572
Average effective trailing equipment usage	7,165	6,846

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$7,707	$6,377
Accounts receivable	858,720	745,288
Prepaid expenses and other	140,164	194,016
Total current assets	1,006,591	945,681
Property and equipment	4,507,917	4,258,915
Less accumulated depreciation	1,632,108	1,440,124
Net property and equipment	2,875,809	2,818,791
Other assets	171,523	64,516
	$4,053,923	$3,828,988

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$493,585	$384,308
Claims accruals	117,645	109,745
Accrued payroll	47,514	51,929
Other accrued expenses	23,011	27,152
Total current liabilities	681,755	573,134

Long-term debt	1,084,801	986,278
Other long-term liabilities	68,564	64,881
Deferred income taxes	746,833	790,634
Stockholders' equity	1,471,970	1,414,061
	$4,053,923	$3,828,988

Supplemental Data
(unaudited)

	September 30, 2017	December 31, 2016

Actual shares outstanding at end of period (000)	109,752	111,305

Book value per actual share outstanding at end of period	$13.41	$12.70

	Nine Months Ended September 30
	2017	2016

Net cash provided by operating activities (000)	$628,549	$683,963

Net capital expenditures (000)	$329,775	$358,754